Exhibit 10.1

Amendment #1 to

Employment Agreement

This Amendment #1 to Employment Agreement (“Amendment”) is dated as of July 14, 2004, by and between Cecil R. McCullar (“Employee”) and MainStreet Bankshares, Inc., formerly known as First Community National Bancorp., Inc. (“Employer”).

WHEREAS, Employer and Employee entered into an Employment Agreement dated as of June 1, 1999 (“Employment Agreement”) pursuant to which Employer is employing Employee as its President and Chief Executive Officer;

WHEREAS, Employer and Employee desire to amend the Employment Agreement in accordance with the provisions of this Amendment;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth, the parties hereto agree as follows:

The Employment Agreement is hereby amended in accordance with the following:

1.05.	Section 3.01 is amended to provide for a base salary of $126,000, effective June 1, 2004; and $132,000, effective January 1, 2005.

1.06.	A Section 3.03 shall be added as follows:

Working Hours. Employer acknowledges that Employee commutes on a daily basis from his home in Roanoke, Virginia to Employer’s headquarters in Martinsville, Virginia. Employer agrees that Employee shall have flexible working hours to avoid commuting during peak travel times.

Section 2.04 shall be amended in its entirety as follows:

Term of Employment. Employee shall be employed by Employer pursuant hereto as President and Chief Executive Officer of Employer and of Employee’s wholly owned subsidiary Smith River Community Bank, National Association until:

in the case of Smith River Community Bank, such time as the Board of Directors elects a replacement President and Chief Executive Officer, which the parties hereto contemplate shall occur during 2004, at which time Employee shall resign from such position;

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in the case of Employer, Employee submits his resignation which shall occur on December 31, 2006, or may occur earlier, in the event that certain strategic and financial initiatives presently underway as of the Effective Date of Amendment #1 have been accomplished; and

the automatic rolling three year Term of the Employment Agreement, in effect prior to this Amendment, is hereby terminated and the ending dates provided in this Amendment #1 for the Term of Employment shall govern.

Section 2.05 shall be eliminated in its entirety.

Section 1.11 shall be amended to read in its entirety as follows:

“Retirement” means Employee’s voluntary termination of employment as provided in Section 2.04(b) added by Amendment #1.

A new Section 1.13 is added as follows:

“Amendment #1” shall mean that Amendment of this Employment Agreement dated as of July 14, 2004.

Section 6.01 is hereby amended in its entirety as follows:

Consulting and Continuation of Health Benefits. Upon the conclusion of Employee’s employment pursuant to Section 2.04(b) hereof added by Amendment #1, Employer agrees that it shall retain Employee in the capacity of Consultant until July 13, 2007, on materially acceptable terms including but not limited to a retainer of $85,000 per annum and it shall provide a continuation of Employee’s medical and health benefits on at least as favorable a basis as existing on the date of Employee’s Retirement until July 13, 2007.

A new Section 7.08 shall be added as follows:

Franklin Community Bank, National Association Board of Directors. Employee agrees to resign as a director of Franklin Community Bank, National Association, a wholly owned subsidiary of Employer on the effective date of the First Amendment.

2.	Effective Date. The Effective Date of this Amendment #1 is July 14, 2004.

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3.	Employment Agreement. As of the Effective Date of this Amendment #1, the Employment Agreement is hereby modified as provided in Section 1 hereof and except as so modified the terms and conditions of the Employment Agreement are confirmed.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment #1 as of the date and year first written above.

MainStreet Bankshares, Inc.

By
Chairman, Human Resources Committee
For the Board of Directors

Cecil R. McCullar

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